                                                                       Exhibit 1
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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.
Security Management Company

February 26, 1996


Security Benefit Life Insurance Company
700 Harrison
Topeka, KS 66636-0001


Dear Sir or Madam:

This letter is with reference to the Rule 24f-2 Notice for the Security Varilife Separate Account, File No. 33-73724 of which Security Benefit Life Insurance Company (hereinafter called "SBL") is the Depositor. Said Notice is being filed with the Securities and Exchange Commission for the purpose of making definite in amount the variable life insurance policies administered within and by means of Security Varilife Separate Account which were sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and bylaws of SBL, minutes of meetings of its Board of Directors and other records, and other pertinent provisions of the Kansas insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. SBL is duly organized and validly existing as a mutual life insurance company under the law of the State of Kansas.

2. Security Varilife Separate Account has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

3. SBL has the power, and has validly and legally exercised it, to create and issue the variable life insurance policies which are administered within and by means of Security Varilife Separate Account.

4. The amount of variable life insurance policies sold pursuant to the indefinite registration are fully enforceable in accordance with the terms by their respective holders providing said contracts were issued for the consideration set forth therein and evidenced by appropriate policies.

I hereby consent to the inclusion in said Rule 24f-2 Notice of my foregoing opinion to be filed as Exhibit 1 thereto.

Respectfully submitted,

AMY J. LEE

AMY J. LEE
Second Vice President and Associate Counsel
Security Benefit Life Insurance Company